Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Announces Strategic Cost Reduction Initiatives;

Company Expects to Accrue Third Quarter Charge

CHELMSFORD, Mass. — March 13, 2006 — Consistent with high-level plans described during its January 26, 2006 earnings call, Mercury Computer Systems, Inc. (NASDAQ: MRCY) today announced that it has initiated certain measures across the organization to realign operating expenses with previously announced revised growth projections. As part of this initiative, the Company’s worldwide workforce including contractors will be reduced by approximately 80 positions, or 8% of the workforce. This workforce reduction action will affect each of Mercury’s business units and is expected to yield annual cost savings of more than $7M.

“The temporary softness in our defense business caused by shifting priorities within DoD, and the transition to our 3D strategy adoption in the Life Science markets, necessitate these cost-saving measures,” said Jay Bertelli, president and chief executive officer of Mercury Computer Systems, Inc.

“While these have been difficult decisions to make, this action enables us to focus our product investments in the areas of greatest promise for our future in both defense and commercial markets. The cost reduction decisions were made in the context of customer satisfaction as our top priority. We need to focus our energies on products and services that our customers value highly,” Mr. Bertelli continued. “To gain the best investment leverage going forward, we will continue our strategy of collaboration, such as our alliance with IBM on the Cell BE processor; and with research hospitals such as the Massachusetts General Hospital and the University of Maryland Medical School – for IP that is advancing the state of the art for diagnostic imaging.”

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The workforce reduction is expected to result in total cash expenditures of approximately $2 million, payable over the next three quarters. Mercury currently expects to accrue for these charges in the third fiscal quarter ending March 31, 2006.

The impact of the cost-saving measures on Mercury’s financial results, and outlook for the remaining fiscal year, will be discussed by management during the Company’s teleconference immediately following the release of its 3QFY06 earnings, scheduled for April 27, 2006.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading provider of high-performance embedded, real-time digital signal and image processing solutions. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also provides radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors. Visit Mercury on the web at www.mc.com.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the strategic cost reduction initiatives which the Company is undertaking. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology, and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing

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of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, and inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses, and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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Contact:

Robert Hult, Chief Financial Officer

Mercury Computer Systems, Inc.

978-967-1990 / rhult@mc.com

Cell Broadband Engine is a trademark of Sony Computer Entertainment Inc. IBM is a registered trademark of International Business Machines Corporation. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.